Exhibit 10.iii.p

MOSAIC COMPANY

NONQUALIFIED DEFERRED COMPENSATION PLAN

(effective January 1, 2006)

i

ii

THE MOSAIC COMPANY

NONQUALIFIED DEFERRED COMPENSATION PLAN

(effective January 1, 2006)

The Mosaic Company (the “Company”) hereby establishes this Mosaic Company Nonqualified Deferred Compensation Plan (the “Plan”), effective January 1, 2006, for the benefit of certain specified executive and highly compensated employees and non-employee directors of the Company. The Plan shall apply to Compensation deferred on or after the Plan’s effective date.

In the case of Participants who are employees, the Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan is subject to, and intended to comply with, Section 409A of the Internal Revenue Code.

The obligation of the Company to make payments under the Plan constitutes an unsecured (but legally enforceable) promise of the Company to make such payments and no person, including any Participant or Beneficiary, shall have any lien, prior claim or other security interest in any property of the Company as a result of the Plan.

ARTICLE 1. DEFINITIONS, GENDER, AND NUMBER.

Section 1.1. Definitions. Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

(a)	“Account” means the device used to measure and determine the amount of benefits payable to a Participant or Beneficiary under the Plan. A separate Account shall be established on behalf of a Participant for:

(i)	Each Deferral Election Agreement entered into by the Participant pursuant to Section 3.2, termed an “Elective Deferral Account;” and

(ii)	The Restoration Contributions, if any, made on the Participant’s behalf pursuant to Section 3.3., termed the “Restoration Contribution Account.”

(b)	“Affiliate” means any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company and any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company.

(c)	“Base Compensation,” of a Participant for a Plan Year, means the Participant’s Compensation for the Plan Year excluding Incentive Compensation. In the case of an individual who is a participant in a plan sponsored by the Company which is described in Section 401(k), 125 or 132(f) of the Code, the term Base Compensation shall include any amount which would be included in the definition of Base Compensation but for the individual’s election to reduce his or her Base Compensation and have the amount of the reduction contributed to or used to purchase benefits under such plan.

(d)	“Beneficiary” or “Beneficiaries” means the persons or trusts designated by a Participant in writing pursuant to Section 4.3(b) of the Plan as being entitled to receive any benefit payable under the Plan by reason of the death of a Participant, or, in the absence of such designation, the Participant’s estate.

(e)	“Board” means the Board of Directors of the Company, as constituted at the relevant time.

(f)	“Change in Control,” with respect to a Participant, means any one of the events described in Prop Treas. Reg. Section 1.409A-3(g)(5)(v), (vi) and (vi). In order to be a Change in Control with respect to a Participant, the change in control event must relate to: (i) the corporation for whom the Participant is performing services at the time of the change in control event; (ii) the corporation that is liable for Plan payments; (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii), above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii), above. For purposes hereof, a majority shareholder of a corporation is a shareholder owning more than 50% of the total fair market value and total voting power of such corporation

(g)	“Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute. References to a Code section shall be deemed to be to that section or to any successor to that section.

(h)	“Committee” means the Mosaic Employee Benefit Committee, as constituted from time to time.

(i)	“Company” means the Mosaic Company.

(j)

“Compensation,” of a Participant for any Plan Year, has the same meaning as in the Mosaic Company 401(k) Plan, but without regard to any Code limits placed on compensation for purposes of determining contributions and benefit accruals under qualified retirement plans, and increased by the Participant’s Elective Deferrals for such year. Notwithstanding the preceding sentence, in the case of a Director,

“Compensation” shall mean the Director’s annual retainer, meeting fees, and any other amounts payable to the Director by the Company for services performed as a Director, excluding any amounts distributable under the Plan or amounts not paid in cash.

(k)	“Deferral Election Agreement” means the agreement described in Section 3.2 in which the Participant designates the amount of his or her Compensation, if any, which he or she wishes to contribute to the Plan and acknowledges and agrees to the terms of the Plan.

(l)	“Director” means a member of the Company’s Board of Directors who is not an employee of the Company.

(m)	“Disabled” or “Disability,” with respect to a Participant, means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months.

(n)	“Elective Deferral” means a contribution to the Plan made by a Participant pursuant to a Deferral Election Agreement which the Participant enters into with the Company. Elective Deferrals shall be made according to the terms of the Plan set forth in Section 3.2.

(o)	“Eligible Employee” means an employee of the Company who is specifically designated by the Company as eligible to participate in the Plan pursuant to Section 2.1 or a Director.

(p)	“Enrollment Period” means the period designated by the Company during which a Deferral Election Agreement may be entered into with respect to an Eligible Employee’s future Compensation as described in Section 3.2. Generally, the Enrollment Period must end no later than the end of the calendar year before the calendar year in which the services giving rise to the Compensation to be deferred are performed. As described in Section 3.2, an exception may be made to this requirement for individuals who first become Eligible Employees and for Elective Deferrals from Incentive Compensation considered to be Performance-Based Compensation, as determined by the Committee from time to time.

(q)	“401(k) Plan” means the Mosaic Investment Plan, as may be amended or restated from time to time.

(r)

“Incentive Compensation,” of a Participant for any Plan Year, means the portion of the Participant’s Compensation for the Plan year payable to him or her under the various incentive compensation programs maintained by the Company, which is specifically designated by the Committee as “Incentive Compensation.” In the case of an individual who is a participant in a plan sponsored by the Company which is described in Section 401(k), 125 or 132(f) of the Code, the term Incentive Compensation shall include any amount which would be included in the definition of Incentive Compensation but for the individual’s election to reduce his or her Incentive Compensation and have the amount of the reduction contributed to or used to purchase benefits under such plan.

(s)	“Participant” means an Eligible Employee who has satisfied the requirements of Article 2 and commenced participation in the Plan.

(t)	“Performance-Based Compensation,” of a Participant for a period means Incentive Compensation of the Participant for such period where the amount of, or entitlement to, the Incentive Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months in which the Participant performs services. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-based compensation may include payment based on performance criteria that are not approved by the Board or the Compensation Committee of the Board or by the stockholders of the Company.

(u)	“Plan” means the “Mosaic Company Nonqualified Deferred Compensation Plan,” as set forth herein and as may be amended or restated from time to time.

(v)	“Plan Year” means January 1 through December 31.

(w)	“Qualified Domestic Relations Order” has the same meaning as in Section 414(p) of the Code.

(x)	“Restoration Contribution” means a contribution to the Plan made by the Company pursuant to Section 3.3.

(y)	“Retirement,” of a Participant who is an employee, means the Participant’s Separation from Service on or after the earlier of: (a) the last day of the calendar month in which he or she attains age 65; or (b) the last day of the calendar month in which he or she attains age 55 and has completed at least five years of service. For these purposes, a “year of service” shall have the same meaning as in the 401(k) Plan, as it may be amended from time to time. In the case of a Director, “Retirement” shall mean the Participant’s Separation from Service for any reason.

(z)

“Separation from Service,” with respect to a Participant, means the Participant’s separation from service with all Affiliates, within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations thereunder.

Solely for these purposes, a Participant who is an employee will be considered to have a Separation from Service when the Participant dies, retires, or otherwise has a termination of employment with all Affiliates. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the individual’s rights to reemployment with the Company or any Affiliate is provided either by statute or by contract. If the period of leave exceeds six months and the individual’s right to reemployment is not provided either by statute or contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Whether a termination of employment has occurred is based on the facts and circumstances. A Director is considered to have a Separation from Service when he or she ceases to perform services for the Company as a Director and the Company does not then anticipate that the Director will continue to perform services for the Company as a Director or employee.

(aa)	“Specified Employee” means a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5)) of the Company. For purposes hereof, an employee is a key employee if the employee meets the requirements of Section 416(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on December 31. If a person is a key employee as of such date, the person is treated as a Specified Employee for the twelve 12-month period beginning on the first day of the fourth month following such date

(bb)	“Trust” means the grantor trust arrangement, if any, between the Company and the Trustee that holds, administers and manages any assets that the Company may set aside from time to time to provide for its benefit obligations under the Plan. Any such trust shall be based in the United States.

(cc)	“Trustee” means the entity appointed by the Company to serve as Trustee under the Trust , or any successor thereof.

Section 1.2. Gender and Number. Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural.

ARTICLE 2. PARTICIPATION

Section 2.1. Who May Participate. Participation in the Plan is limited to Eligible Employees. The Company shall have sole discretion to determine whether an employee is an Eligible Employee; provided, however, that in order to be an Eligible Employee an employee must be considered to be a member of a select group of management or highly compensated employees, within the meaning of Sections 210(2), 301(3), and 401(a)(1) of ERISA and rules established by the Committee. The Company may make such projections or estimates as it deems desirable in applying the eligibility requirements, and its determination shall be conclusive. Each Director shall automatically be an Eligible Employee.

Section 2.2. Time and Conditions of Participation. An Eligible Employee shall become a Participant only upon his or her compliance with such terms and conditions as the Company may from time to time establish for the implementation of the Plan, including but not limited to, any condition the Committee may deem necessary or appropriate for the Company to meet its obligations under the Plan. An Eligible Employee will not become a Participant unless the Eligible Employee receives written notice of his or her participation from the Company.

Section 2.3. Notification. The Committee shall notify each employee, in writing, whom the Company has determined in its discretion to be an Eligible Employee and explain the rights, privileges and duties of a Participant in the Plan. The Committee shall provide each Eligible Employee with a Deferral Election Agreement so that the Eligible Employee may notify the Committee of his or her intent to make Elective Deferrals under the Plan.

Section 2.4. Termination and Suspension of Participation. Once an individual has become a Participant in the Plan, participation shall continue until the first to occur of: (a) payment in full of all benefits to which the Participant or his or her Beneficiary is entitled under the Plan; or (b) the occurrence of the event specified in Section 2.5 which results in loss of benefits.

Section 2.5. Missing Persons. Each Participant and Beneficiary entitled to receive benefits under the Plan shall be obligated to keep the Company informed of his or her current address until all Plan benefits that are due to be paid to the Participant or Beneficiary have been paid to him or her. If the Company is unable to locate the Participant or his or her Beneficiary for purposes of making a distribution, the amount of a Participant’s benefit under the Plan that would otherwise be considered as non-forfeitable shall be forfeited effective one year after: (a) the last date a payment of said benefit was made, if at least one such payment was made; or (b) the first date a payment of said benefit was due to be made pursuant to the terms of the Plan, if no payments have been made. If such person is located after the date of such forfeiture, the benefits for such Participant or Beneficiary shall not be reinstated hereunder.

Section 2.6. Relationship to Other Plans. Participation in the Plan shall not preclude participation of the Participant in any other fringe benefit program or plan sponsored by an Affiliate for which such Participant would otherwise be eligible.

ARTICLE 3. ESTABLISHMENT OF AND ENTRIES TO ACCOUNTS

Section 3.1. Accounts. The Committee shall establish a separate Elective Deferral Account for each Participant for each Deferral Election Agreement entered into by the Participant pursuant to Section 3.2. The Committee shall also establish a Restoration Contribution Account on behalf of each Participant eligible to receive one or more Restoration Contributions pursuant to Section 3.3. Each Account established under the Plan shall be adjusted for gains and losses thereon pursuant to Section 3.4.

Section 3.2. Deferral Election Agreement. A Participant wishing to make an Elective Deferral under the Plan for a Plan Year shall enter into a Deferral Election Agreement during the Enrollment Period immediately preceding the Plan Year. A separate Deferral Election Agreement must be entered into for each Plan Year that a Participant wishes to make Elective Deferrals under the Plan. In order to be effective, the Deferral Election Agreement must be completed and submitted to the Committee at the time and in the manner specified by the Committee, which may be no later than the last day of the Enrollment Period. The Committee shall not accept Deferral Election Agreements entered into after the end of the Enrollment Period. The Committee may require that a Participant enter into a separate Deferral Election Agreement for Base Compensation and Incentive Compensation that he or she wishes to defer and, if the Participant is eligible to receive more than one type of Incentive Compensation, that he or she enter into a separate Deferral Election Agreement for each type of Incentive Compensation he or she is eligible to receive.

Notwithstanding anything in the preceding paragraph to the contrary, for the Plan Year in which an individual first becomes eligible to participate in the Plan, the Committee may, in its discretion, allow the individual to enter into a Deferral Election Agreement within 30 days after he or she first becomes eligible. In order to be effective, the Deferral Election Agreement must be completed and submitted to the Committee on or before the 30-day period has elapsed. The Committee shall not accept Deferral Election Agreements entered into after the 30-day period has elapsed. If the eligible individual fails to complete a Deferral Election Agreement by such time, he or she may enter into a Deferral Election Agreement during any succeeding Enrollment Period in accordance with the rules described in the preceding paragraph. For Compensation that is earned based upon a specified performance period (for example an annual bonus) where a Deferral Election Agreement is entered into in the first year of eligibility but after the beginning of the service period, the Deferral Election Agreement will be deemed to apply to Compensation paid for services performed subsequent to the date the Deferral Election Agreement is entered into if the Deferral Election Agreement applies to the portion of the Compensation equal to the total amount of the Compensation for the service period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

Except as specified in the last sentence of the preceding paragraph and in the following paragraph, a Deferral Election Agreement will be effective to defer Compensation earned after the Deferral Election Agreement is entered into, and not before.

Deferral Election Agreements for Base Salary and Incentive Compensation other than Performance-Based Compensation, shall be completed and submitted to the Company at the time described above that is ordinarily applicable to Deferral Election Agreements (subject to the exception for individuals who are newly eligible to participate). Deferral Election Agreements for Incentive Compensation that is Performance-Based Compensation shall be completed and submitted to the Company no later than six months before the end of the performance period for the Incentive Compensation. The Committee shall determine from time to time whether an item of Incentive Compensation is considered Performance-Based Compensation for these purposes.

Each Deferral Election Agreement shall specify the amount of Compensation the Participant wishes to have deducted from his or her Compensation and contributed to the Plan by type and percentage, subject to the following rules:

(a)	Base Compensation. Each Participant may elect to make an Elective Deferral under the Plan for each Plan Year in an amount equal to any whole percentage not in excess of 80% (100% in the case of a Participant who is a Director) of his or her Base Compensation (determined on a pay period basis).

(b)	Incentive Compensation. Each Participant may elect to make an Elective Deferral under the Plan for each Plan Year in an amount equal to any whole percentage of his or her Incentive Compensation not in excess of 80% of his or her Incentive Compensation.

(c)	Minimum Elective Deferral. The Committee may from time to time establish a minimum amount that may be deferred by a Participant pursuant to this Section 3.2 for any Plan Year.

Elective Deferrals will be posted to the Account established for the Participant for the Deferral Election Agreement (under which the Elective Deferrals are made) as soon as administratively reasonable after the Compensation would have been paid to the Participant had the Participant not elected to defer it under the Plan.

In general, a Deferral Election Agreement shall become irrevocable as of the last day of the Enrollment Period applicable to it. However, if a Participant incurs an “unforeseeable emergency,” as defined in Section 4.3(g)(ii), or becomes entitled to receive a hardship distribution pursuant to Treas. Reg. Section 1.401(k)-1(d)(3) after the Deferral Election Agreement otherwise becomes irrevocable, the Deferral Election Agreement shall be cancelled as of the date on which the Participant is determined to have incurred the unforeseeable emergency or becomes eligible to receive the hardship distribution and no further Elective Deferrals will be made under it.

Notwithstanding anything in this Section 3.2 to the contrary, in all events a Participant’s remaining Compensation, after all Elective Deferrals, must be sufficient to enable the Company to withhold from the Participant’s pay: (a) any amounts necessary to satisfy withholding requirements under applicable tax law; and (b) the amount of any contributions which the Participant may be required to make or may have elected to make under the Company’s various benefit plans.

At the time a Participant enters into a Deferral Election Agreement, the Participant shall, as part of such agreement, elect the time and form of distribution of the Elective Deferral Account corresponding to the Deferral Election Agreement in accordance with Section 4.1.

Section 3.3. Restoration Contributions. Each Plan Year, the Company shall determine the Restoration Contribution, if any, to be made on a Participant’s behalf by the Company under the Plan. A Participant’s Restoration Contribution, if any, for a Plan Year shall be an amount equal to the aggregate Employer Matching Contributions and Non-elective Employer Contributions that would have been allocated to the Participant under the 401(k) Plan:

(a)	Had the Participant’s Elective Deferrals for the Plan Year been contributed to the 401(k) Plan as an Employee Pre-tax Contribution for such year, but without regard to any limits imposed on Employee Pre-tax Contributions under Section 402(g) of the Code;

(b)	Had the Participant’s 401(k) Compensation for such year (i) included 401(k) Compensation in excess of the limit imposed by Section 401(a)(17) for such year and excluded 401(k) Compensation at or below such limit, (ii) included the Participant’s Elective Deferrals for such year (to the extent the Elective Deferrals would have been treated as 401(k) Compensation for such year but for the Plan deferral); and (iii) been treated as Excess Compensation (for purposes of Non-elective Employer Contributions); and

(c)	Without application of the limits imposed by Section 415 of the Code.

For purposes of this Section 3.3: (a) the terms “Employee Pre-tax Contribution,” “Employer Matching Contribution” and “Non-elective Employer Contribution” shall have the same meaning as in Article 2 of the 401(k) Plan; (b) the term “401(k) Compensation” shall have the same meaning as “Compensation” in Article 2 of the 401(k) Plan; and (c) the term “Excess Compensation” shall have the same meaning as in Section 5.1(b) of the 401(k) Plan.

Restoration Contributions made on behalf of a Participant pursuant to this Section 3.3 shall be credited to the Participant’s Restoration Contribution Account.

Section 3.4. Crediting Rate. The Committee shall designate the manner in which a Participant’s Accounts are to be credited with gains and losses as described on Schedule A hereto, which Schedule may be amended from time to time in the Committee’s discretion. If the Committee designates specific investment funds to serve as an index for crediting gains and losses to a Participant’s Accounts: (a) the Participant shall be entitled to designate which such fund or funds shall be used to measure gains and losses on his or her Accounts, and to change such designation in accordance with rules established by the Committee (in which case, such change shall be effective prospectively); (b) the Participant’s Accounts will be credited with gains and losses as if invested in such fund or funds in accordance with the Participant’s designation and the rules established by the Committee; and (c) the Committee may, in its sole discretion, eliminate any investment fund or funds previously designated by it, substitute a new investment fund or funds therefore, or add investment fund or funds, at any time. If the Committee makes any such investment funds available for this purpose, the Company shall have no obligation to actually invest any amounts in any such investment funds.

Section 3.5. Vesting of Accounts.

Subject to forfeiture under Section 2.5, a Participant’s Accounts shall always be one hundred percent (100%) vested.

ARTICLE 4. DISTRIBUTION OF ACCOUNTS

Section 4.1. Distribution of Elective Deferral Accounts. Distribution to a Participant of an Elective Deferral Account shall be made at the time and in the form specified by the Participant in his or her Deferral Election Agreement corresponding to the Elective Deferral Account according to the following rules.

(a)	Time of Distribution. A Participant shall be entitled to elect whether distribution of an Elective Deferral Account shall begin at: (i) a specified future date; or (ii) the Participant’s Separation from Service. If the Participant elects to have distribution commence at a specified future date, the distribution commencement date must be specified in his or her Deferral Election Agreement in which case distribution will commence to the Participant as soon as administratively reasonable following January 1st of the year in which the specified date falls. If the Participant elects to have distribution commence at his or her Separation from Service, distribution will commence to the Participant as soon as administratively reasonable following his or her Separation from Service. If the Participant does not specify the distribution commencement date of an Elective Deferral Account, the Participant will be deemed to have elected to have distribution of the Elective Deferral Account commence at his or her Separation from Service.

(b)	Form of Distribution of Elective Deferral Account. A Participant shall be entitled to elect whether distribution of an Elective Deferral Account shall be made in: (i) a lump sum; or (ii) annual installments over a period of two to ten years. If the Participant does not specify the form of distribution of an Elective Deferral Account, the Participant will be deemed to have elected to have the Elective Deferral Account distributed in a lump sum.

(c)	Determination of Amount of Installment Payment. If a Participant elects to have distribution of an Elective Deferral Account made in the form of installments pursuant to Section 4.1(b)(ii), the amount of each installment payment shall be determined by multiplying the Elective Deferral Account by a fraction, the denominator of which in the first year of payment equals the number of years over which benefits are to be paid, and the numerator of which is one. The amounts of the payments for each succeeding year shall be determined by multiplying the balance in the Elective Deferral Account as of the applicable anniversary of the payment commencement date by a fraction, the denominator of which equals the number of remaining years over which the Elective Deferral Account is to be paid, and the numerator of which is one. The Elective Deferral Account will be credited with gains and losses pursuant to Section 3.4 during the payout period.

Section 4.2. Distribution of Restoration Contribution Account. Distribution to a Participant of his or her Restoration Contribution Account shall be made in a lump sum as soon as administratively reasonable after the Participant’s Separation from Service.

Section 4.3. Exception to Payment Terms. Notwithstanding anything in this Article 4 or the Participant’s Deferral Election Agreement to the contrary, the following terms, if applicable, shall apply to the payment of a Participant’s Accounts.

(a)	Disability. If a Participant becomes Disabled prior to his or her Separation from Service with the Company, the Participant’s Elective Deferral Accounts and Restoration Contribution Account shall be distributed to the Participant in a lump sum as soon as administratively reasonable after the Company determines that the Participant is Disabled.

(b)	Death. If a Participant dies prior to distribution to him or her of all amounts in his or her Accounts, the Participant’s aggregate Account balances, or the remaining portions thereof if the Participant has commenced distribution, shall be distributed to the Participant’s Beneficiary in a lump sum as soon as administratively reasonable after the Committee receives notification of the Participant’s death. Notwithstanding anything in this Section 4.3(b) to the contrary, the Company shall not be required to make distributions to the Participant’s Beneficiary unless the Company has received written notification (in such form as may be required by the Committee) of the Participant’s death.

Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her Beneficiary under the Plan. Such designation shall be made on a form prescribed by the Committee. Each Participant may at any time and from time to time change any previous Beneficiary designation, without notice to or consent of any previously designated Beneficiary, by amending his or her previous designation on a form prescribed by the Committee. If the Beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no Beneficiary is validly designated, then the amounts payable under the Plan shall be paid to the Participant’s estate. If more than one person is the Beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated on the applicable Beneficiary designation form. If a Beneficiary who is receiving benefits dies, all benefits that were payable to such Beneficiary shall then be payable to the estate of that Beneficiary.

(c)	Separation from Service Due to Retirement Prior to Specified Distribution Commencement Date. If a Participant has elected to have one or more of his or her Elective Deferral Accounts distributed at a specified future date pursuant to Section 4.1(a)(i), and the Participant has a Separation from Service due to Retirement before the scheduled distribution commencement date, such Account or Accounts will be distributed in the form elected by the Participant in his or her Deferral Election Agreement, but distribution of the Account or Accounts will commence as soon as administratively reasonable following the Participant ‘s Separation from Service instead of the specified date.

(d)	Separation from Service for Reasons Other than Retirement, Death or Disability. If a Participant has a Separation from Service for reasons other then Retirement or death, all of the Participant’s Accounts (or the remaining balances thereof if distribution has already commenced) will be distributed to him or her in a lump sum as soon as administratively reasonable following the Participant’s Separation from Service.

(e)	Small Account Balances. If the aggregate balance of all of a Participant’s Accounts to be distributed on Separation from Service pursuant to Section 4.1, 4.2., 4.3(c) or 4.3(d) (determined at the time of such separation) is less than $10,000, then the Accounts will be distributed to the Participant in a lump sum as soon as administratively reasonable following the Separation from Service.

(f)	Delay in Distributions.

(i) If the Participant is a Specified Employee, any Plan distributions that are otherwise to commence on the Participant’s Separation from Service shall commence as soon as administratively reasonable after the six month anniversary of the Participant’s Separation from Service, or if earlier, the Participant’s death.

(ii) The Company shall delay the distribution of any amount otherwise required to be distributed under the Plan if, and to the extent that, the Company reasonably anticipates that the Company’s deduction with respect to such distribution otherwise would be limited or eliminated by application of Section 162(m) of the Code. In such event, the distribution will be made at the earliest date on which the Company reasonably anticipates that the deduction of the distribution will not be limited or eliminated by Section 162(m) of the Code.

(iii) The Company shall delay the distribution of any amount otherwise required to be distributed under the Plan if, and to the extent that, the Company reasonably anticipates that the making of the distribution would violate Federal securities laws or other applicable law. In such event, the distribution will be made at the earliest date on which the Company reasonably anticipates that the making of the distribution will not cause such a violation.

(g)	Acceleration of Distributions. All or a portion of a Participant’s Accounts may be distributed at an earlier time and in a different form than specified in this Article 4:

(i) As may be necessary to fulfill a Qualified Domestic Relations Order or a certificate of divestiture (as defined in Code Section 1043(b)(2)).

(ii) If the Participant or Beneficiary has an unforeseeable emergency. For these purposes an “unforeseeable emergency” is a severe financial hardship of the Participant or Beneficiary, resulting from an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Section 152(a) of the Code), loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. For example, the imminent foreclosure of or eviction from the Participant’s or Beneficiary’s primary residence may constitute an unforeseeable emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the cost of prescription drug medication, may constitute an unforeseeable emergency. Finally, the need to pay for funeral expenses of a spouse or a dependent (as defined in Section 152(a) of the Code) may also constitute an unforeseeable emergency. Except as otherwise provided in this paragraph (g)(ii), the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Whether a Participant or Beneficiary is faced with an unforeseeable emergency permitting a distribution under this paragraph (g)(ii) is to be determined based on the relevant facts and circumstances of each case, but, in any case a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Elective Deferrals.

Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). Determinations of the amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available due to the Participant’s cancellation of a Deferral Election Agreement due to unforeseeable emergency pursuant to Section 3.2.

(iii) Due to a failure of the Plan to satisfy Section 409A with respect to the Participant, but only to the extent an amount is required to be included in the Participant’s income as a result of such failure.

Section 4.4. Distributions on Plan Termination. Notwithstanding anything in this Article 4 to the contrary, if the Plan is terminated, distributions shall be made in accordance with Section 7.2.

Section 4.5. Claims Procedure.

(a)

General Rules. The Committee shall notify a Participant in writing within 90 days of the Participant’s written application for benefits of the Participant’s eligibility or non-eligibility for benefits under the Plan, provided, however, that benefit distribution shall not be contingent upon a Participant’s application for benefits. If the Committee determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth: (i) the specific reasons for such denial; (ii) a specific reference to the provision of the Plan on which the denial is based; (iii) a description of any additional information or material necessary for the Participant to perfect the claim, and a description of why it is needed; and (iv) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have the claim reviewed. If the Committee determines that there are special circumstances requiring additional time to make a decision, the Committee shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period. If a Participant is determined by the Committee to be not eligible for benefits, or if a Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have the Participant’s claim reviewed by the Committee by filing a petition for review with the Committee within 60 days after receipt by the Participant of the notice issued by the Committee. The petition shall state the specific reasons the Participant believes the Participant is entitled to benefits or greater or different benefits. Within 60 days after receipt by the Committee of the petition, the Committee shall afford the Participant (and the Participant’s counsel, if any) an opportunity to present the Participant’s position to the Committee orally or in writing, and the Participant (or counsel) shall have the right to review the pertinent documents, and the Committee shall notify the Participant of its decision in writing within the

60-day period, stating specifically the basis of the decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Committee, but notice of this deferral shall be given to the Participant. If a Participant does not appeal on time, the Participant will lose the right to appeal the denial and the right to file suit under ERISA, and the Participant will have failed to exhaust the Plan’s internal administrative appeal process, which is generally a prerequisite to bringing suit. In the event an appeal of a denial of a claim for benefits is denied, any lawsuit to challenge the denial of such claim must be brought within one year of the date the Committee has rendered a final decision on the appeal.

(b)	Special Rules for Disability Benefits. For disability benefits under the Plan, special claim rules apply. In the case of a disability benefit claim, the time periods for filing and appealing a claim set out in this Section 4.5(b) apply instead of the time periods under the general claims procedure described in Section 4.5(a). There are also additional rules that apply, such as information that must be provided in certain cases when a disability benefit claim is denied. Where there is not an additional rule or a substitute rule that applies, the general claims procedure described in Section 4.5(a) applies. For purposes of these special rules, a “disability benefit claim” is a claim where the payment of the benefit depends on a determination by the Plan that the Participant is Disabled.

(i)

The Committee will notify the Participant of its determination regarding the availability of benefits within a reasonable period of time, but not later than 45 days after receipt of the claim by the Plan. This period may be extended by the Plan for up to 30 days, provided that the Committee both determines that such an extension is necessary due to matters beyond the control of the Plan and notifies the Participant, prior to the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If, prior to the end of the first 30-day extension period, the Committee determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Committee notifies the Participant, prior to the expiration of the first thirty 30-day extension period, of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. In the case of any such extension, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the Participant shall be afforded at least 45 days within which to provide the specified information.

(ii)	If a claim is denied, Participants have 180 days following receipt of the denial within which to appeal the determination. The Participant’s appeal will be reviewed in a manner that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor a subordinate of such individual. In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the appropriate named fiduciary will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Such professional may not be an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal or a subordinate of such individual. If the Participant requests, the Plan will furnish the Participant with the identity of any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Participant’s benefit denial (without regard to whether the advice was relied upon in making the benefit determination).

(iii)	The Committee will notify a Participant of the Plan’s benefit determination on appeal within a reasonable period of time, but not later than 45 days after receipt of the Participant’s request for review by the Plan, unless the Committee determines that special circumstances (such as the need to hold a hearing, if the Plan’s procedures provide for a hearing) require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Participant prior to the termination of the initial 45-day period. In no event will such extension exceed a period of 45 days from the end of the initial period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on appeal.

(iv)

The period of time within which an initial benefit determination or benefit determination following an appeal is required to be made will begin at the time the claim or appeal is filed in accordance with the procedures of the Plan, without regard to whether all the information necessary to make a determination accompanies the filing. In the event that a period of time is extended as permitted in subparagraph (i) or (ii) due to a

Participant’s failure to submit information necessary to decide a claim, the period for making the determination will be tolled from the date on which the notification of the extension is sent to the Participant until the date on which the Participant responds to the request for additional information.

(v)	In the case of any benefit denial, including denial after appeal, if an internal rule, guideline, protocol, or other similar criterion was relied upon in denying the benefit, the Participant will be furnished with either: (A) the specific rule, guideline, protocol, or other similar criterion; or (B) a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the denial and that a copy of the rule, guideline, protocol, or other similar criterion will be provided free of charge to the Participant upon request.

(vi)	Benefit denials following an appeal will include the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

(vii)	If a Participant does not appeal on time, the Participant will lose the right to appeal the denial and the right to file suit under ERISA, and the Participant will have failed to exhaust the Plan’s internal administrative appeal process, which is generally a prerequisite to bringing suit. In the event an appeal of a denial of a claim for benefits is denied, any lawsuit to challenge the denial of such claim must be brought within one year of the date the Committee has rendered a final decision on the appeal.

(vii)	These special rules for disability claims described in this Section 4.5(b) apply only if the Plan or someone acting on behalf of the Plan must make the disability determination. They do not apply if the Plan pays a benefit based on a disability determination made by someone else for purposes of another benefit plan or program. For example, if the Plan pays a disability benefit only to Participants who are determined to be disabled by Social Security or who are determined to be disabled by an insurer under the employer’s disability insurance policy, these special rules do not apply. Instead, the rules for other claims, described in section 4.5(a), apply.

In the event of the death of a Participant the same procedures shall be applicable to a Beneficiary.

ARTICLE 5. FUNDING

Section 5.1. Source of Benefits. All benefits under the Plan shall be paid when due by the Company out of its assets or from the Trust (if the Company establishes a Trust). Any amounts set aside by the Company for payment of benefits under the Plan are the property of the Company, except, and to the extent, provided in the Trust.

Section 5.2. No Claim on Specific Assets. No Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the Company such that the Participant would be subject to income taxation on his or her benefits under the Plan prior to distribution and the rights of Participants and Beneficiaries to benefits to which they are otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.

ARTICLE 6. ADMINISTRATION AND FINANCES

Section 6.1. Administration. The Plan shall be administered by the Committee. The Company shall bear all administrative costs of the Plan other than those specifically charged to a Participant or Beneficiary.

Section 6.2. Powers of Committee. In addition to the other powers granted under the Plan, the Committee shall have all powers necessary to administer the Plan, including, without limitation, powers:

(a)	to interpret the provisions of the Plan;

(b)	to establish and revise the method of accounting for the Plan and to maintain the Accounts; and

(c)	to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

Section 6.3. Actions of the Committee. The Committee (including any person or entity to whom the Committee has delegated duties, responsibilities or authority, to the extent of such delegation) has total and complete discretionary authority to determine conclusively for all parties all questions arising in the administration of the Plan, to interpret and construe the terms of the Plan, and to determine all questions of eligibility and status of employees, Participants and Beneficiaries under the Plan and their respective interests. Subject to the claims procedures of Section 4.5, all determinations, interpretations, rules and decisions of the Committee (including those made or established by any person or entity to whom the Committee has delegated duties, responsibilities or authority, if made or established pursuant to such delegation) are conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

Section 6.4. Delegation. The Committee, or any officer or other employee of the Company designated by the Committee, shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities. Any delegation may be rescinded by the Committee at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

Section 6.5. Reports and Records. The Committee, and those to whom the Committee has delegated duties under the Plan, shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

Section 6.6. Valuation of Accounts and Account Statements. As of each valuation date, the Committee shall adjust the previous Account balances of each Participant for Elective Deferrals, Restoration Contributions, forfeitures, distributions, and investment gains and losses. A “valuation date,” for these purposes, is the last day of each calendar quarter, and such other dates as the Committee may designate from time to time in its discretion. The Committee shall provide each Participant with a statement of his or her Account balances at least annually.

Section 6.7. Committee Member Participating in Plan. If a member of the Committee is a Participant, such Committee member shall not be a part of, and shall not participate in any way, in any determination or decision with respect to the manner or timing of benefit distributions to him or her individually or the permissibility of withdrawals by him or her individually.

ARTICLE 7. AMENDMENTS AND TERMINATION

Section 7.1. Amendments. The Company, by written action of the Board may amend the Plan, in whole or in part, at any time and from time to time. The Committee may amend the Plan, without approval or authorization of the Board, provided that any such amendment: (a) does not materially increase the cost of the Plan; or (b) is required in order to comply with the law, in which case the Committee shall amend the Plan in such manner as the Committee deems necessary or desirable to comply with the law. No amendment may be effective to eliminate or reduce any Account balance (other than as may result from a change in Plan investments pursuant to Section 3.4), determined as of the date of such amendment, of any Participant or of any Beneficiary then eligible for benefits without such Participant’s or Beneficiary’s consent. Any Plan amendment shall be filed with the Plan documents.

Section 7.2. Termination. The Company expects the Plan to remain in place, but necessarily must, and hereby does, reserve the right to terminate the Plan at any time by action of the Board. Upon termination of the Plan, all Elective Deferrals and Restoration Contributions will cease and no future Elective Deferrals or Restoration Contributions will be made. Termination of the Plan shall not operate to eliminate or reduce any Account balance, determined as of the date of such termination, of any Participant or of any Beneficiary then eligible for benefits, without such Participant’s or Beneficiary’s consent. If the Plan is terminated, payments from the Accounts of all Participants and Beneficiaries then eligible for benefits shall be made at the time in the manner specified in Article 4.

Notwithstanding anything in the Plan to the contrary, if a Change in Control occurs, the Board, as constituted immediately prior to the Change in Control may, in its discretion, elect to terminate the Plan with respect to Participants for whom the Change in Control has occurred and distribute benefits to such Participants in a lump sum, in which case all such lump sum distributions shall be made no later than 12 months following the Change in Control.

ARTICLE 8. MISCELLANEOUS

Section 8.1. No Guarantee of Employment or Retention to Perform Services. Neither the adoption and maintenance of the Plan nor the execution by the Company of a Deferral Election Agreement with any Participant shall be deemed to be a contract of employment or for the performance of services between the Company and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of the Company or to perform services for the Company, or to interfere with the right of the Company to discharge any Participant at any time, nor shall it give the Company the right to require any Participant to remain in its employ or to perform services for it or to interfere with the Participant’s right to terminate his or her employment or performance of services at any time.

Section 8.2. Release. Any payment of benefits to or for the benefit of a Participant or a Participant’s Beneficiaries that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations hereunder, shall be in full satisfaction of all claims against the Company for benefits under the Plan to the extent of such payment.

Section 8.3. Notices. Any notice permitted or required under the Plan shall be in writing and shall be hand-delivered or sent, postage prepaid, by first class mail, or by certified or registered mail with return receipt requested, to the Committee, if to the Company, or to the address last shown on the records of the Company, if to a Participant or Beneficiary. Any such notice shall be effective as of the date of hand-delivery or mailing.

Section 8.4. Nonalienation. No benefit payable at any time under the Plan will be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind, except with respect to a domestic relations order that the Committee determines to be a Qualified Domestic Relations Order.

Section 8.5. Withholding. The Company may withhold from any payment of benefits or other compensation payable to a Participant or Beneficiary, or the Committee may direct the Trustee to withhold from any payment of benefits to a Participant or Beneficiary, such amounts as the Committee determines are reasonably necessary to pay any taxes or other amounts required to be withheld under applicable law.

Section 8.6. Captions. Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.

Section 8.7. Binding Agreement. This Plan shall be binding on the parties hereto, their heirs, executors, administrators, and successors in interest.

Section 8.8. Invalidity of Certain Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included. The Plan is intended to comply in form and operation with Section 409A of the Code, and shall be construed accordingly. If any provision of the Plan does not conform to the requirements of Section 409A, such that the inclusion of the provision would result in loss of the Plan’s intended tax deferral, the Plan shall be construed and enforced as if such provision had not been included.

Section 8.9. No Other Agreements. The terms and conditions set forth herein, together with the Deferral Election Agreements entered into between the Company and Participants, constitute the entire understanding of the Company and the Participants with respect to the matters addressed herein.

Section 8.10. Incapacity. In the event that any Participant is unable to care for his or her affairs because of illness or accident, any payment due may be paid to the Participant’s spouse, parent, brother, sister or other person deemed by the Committee to have incurred expenses for the care of such Participant, unless a duly qualified guardian or other legal representative has been appointed.

Section 8.11. Counterparts. This Plan may be executed in any number of counterparts, each of which when duly executed by the Company shall be deemed to be an original, but all of which shall together constitute but one instrument, which may be evidenced by any counterpart.

Section 8.12. Participating Affiliates. Any Affiliate of the Company may adopt the Plan with the permission of the Company and according to such rules as may be established from time to time by the Company in its discretion, and thereby become a “Participating Affiliate” in the Plan.

Section 8.13. Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Minnesota, except to the extent such laws are preempted by the laws of the United States of America.

Section 8.14 Electronic Media. Notwithstanding anything in the Plan to the contrary, but subject to the requirements of ERISA, the Code, or other applicable law, any action or communication otherwise required to be taken or made in writing by a Participant or Beneficiary or by the Company or Committee shall be effective if accomplished by another method or methods required or made available by the Company or Committee, or their agent, with respect to that action or communication, including e-mail, telephone response systems, intranet systems, or the Internet.

Section 8.15 Administratively Reasonable Period of Time. A payment under the Plan will be deemed to be made as soon as administratively reasonable after a date if it is made within the same calendar year as such date, or, if later, by the 15th day of the third calendar month following such date.

Dated: , 2005	MOSAIC COMPANY

By
Its ___________________

SCHEDULE A

Method of Crediting Gains and Losses to Accounts

Pursuant to Section 3.4, a Participant’s Accounts will be credited with gains and losses as if invested in one or more of the investments funds listed below that are selected by the Company and communicated to the Participant from time to time, in the proportions designated by the Participant on an investment election form submitted to the Company by the Participant. The investment election form shall be submitted to the Company in the form and manner specified by the Committee, which may be electronically pursuant to Section 8.14. Until and unless changed by the Committee, Participants shall be permitted to change investment elections, generally, on a daily basis.